Exhibit 99.1

FINAL PRESS RELEASE

Applied Nanotech Holdings, Inc. (OTCQB: APNT) and Nanofilm, Ltd.

Sign Merger Agreement

Austin, Texas and Valley View, Ohio – March 11, 2014 - Applied Nanotech Holdings, Inc. (OTCQB:APNT) (Applied Nanotech), a global leader in nanotechnology research and development, and NanoHolding Inc., the parent company of Nanofilm, Ltd. (Nanofilm), a private company with a leading market position for specialty optical coatings, cleaners and nano-composite products, today jointly announced that their respective Boards of Directors have approved an agreement and plan of merger and exchange. Under terms of the agreement, a new company named PEN Inc (PEN) will be created. Upon completion of the merger, current Applied Nanotech stockholders and holders of certain debt convertible into Applied Nanotech’s common stock are expected to own approximately 38% of PEN’s outstanding common stock, and owners of Nanofilm are expected to receive approximately 62% of PEN’s outstanding common stock. Scott Rickert, Ph.D., the chief executive officer of Nanofilm, will become the chairman and chief executive officer of PEN.

Based on 2013 pro forma historical financial statements of Applied Nanotech and Nanofilm, assuming the merger had occurred at the beginning of 2013, PEN would have had 2013 revenues exceeding $13 million. Projected 2014 revenues of PEN are anticipated to be greater than 2013 pro forma revenues, generating positive operating income, not including transaction expenses.

This transaction will combine the technology portfolios of Applied Nanotech and Nanofilm, to be catalyzed by Nanofilm’s experience in consumer and industrial product commercialization for worldwide markets, thus enhancing PEN’s ability to gain greater value from its intellectual property. PEN was created to build a platform for a higher rate of expected revenue growth based on increased capabilities in intellectual property, key personnel, development facilities, operating facilities and customer relations to aggressively pursue product commercialization. PEN anticipates future acquisitions of companies that have strong intellectual property but are in need of commercialization expertise, as well as companies whose products can be advanced by PEN’s technologies.

“PEN offers an exciting opportunity for Applied Nanotech and Nanofilm shareholders to share in the growth of the combined company,” said Dr. Rickert. “Customers and consumers will be served by new products that incorporate nanotechnology, the science of small, to accomplish big breakthroughs. The name PEN is derived from ‘products enabled by nanotechnology.’ I am ready to show how a disciplined business approach can transform scientific innovation and bring next-generation products to the worldwide marketplace.”

Scott Rickert, an early nanotechnology entrepreneur, founded Nanofilm in 1984. Nanofilm distributes a variety of products in dozens of countries across the globe.

To harness the capabilities of the combined research and development, operations and marketing departments, PEN plans to create a companywide Innovation Committee. This committee will be chaired by Dr. Rickert. Zvi Yaniv, Ph.D., the globally respected nanotechnology pioneer, will also serve on the committee. Each technology subsidiary will be represented on the committee, charged with devising new product ideas to capitalize on technical innovation.

Dr. Robert Ronstadt, Applied Nanotech’s Chairman commented, “For our shareholders, this merger is a compelling strategic and financial transaction to realize the market potential of Applied Nanotech’s technology. Combining the outstanding research and development capabilities of the two organizations and Nanofilm’s experience and strength in manufacturing, marketing and sales expands PEN’s capabilities for growth.”

The merger agreement is subject to various conditions, including conversion of certain debts of APNT into equity, and customary conditions, including shareholder approval at both companies. The merger is expected to close by the end of the second quarter of 2014.

About APNT (OTCQB: APNT)

Applied Nanotech Holdings, Inc. (APNT) is an Austin, Texas-based global leader in nanotechnology research and development and has ongoing research programs and license agreements with product innovators around the world. For information about Applied Nanotech Holdings, Inc., please visit www.appliednanotech.net.

About Nanofilm, Ltd.

Nanofilm, Ltd. is a Valley View, Ohio private company that develops nano-layer coatings, nano-based cleaners, and nano-composite products. Nanofilm’s primary commercial products center around its unique eyecare glass cleaning and de-fogging products; other products include precision mold release treatments, stay-clean surface treatments for ceramic insulators, and scuff-resistant treatments for commercial dinnerware. For information about Nanofilm, please visit www.nanofilmtechnology.com.

DISCLOSURE NOTICE: The information contained in this release is as of March 11, 2014. APNT and Nanofilm assume no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

This release contains forward-looking information that involves substantial risks and uncertainties about the proposed merger of APNT and Nanofilm and their expectations regarding completion of the merger and their ability to expand, develop and enhance new products. Such risks and uncertainties include, among other things, the uncertainty regarding the completion of bridge financing, conversion of certain APNT debt into equity, approval by the respective shareholders of APNT and NanoHolding Inc., and market acceptance of products using their technologies.

A further description of risks and uncertainties regarding APNT’s business can be found in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in its reports on Form 10-Q and Form 8-K.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the merger of APNT and Nanofilm discussed in this press release, APNT will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF APNT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting our [Investor Relations Department], 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758 (Telephone: (512) 339-5020). In addition, documents we filed with the SEC are available free of charge at the SEC’s web site at http://www.sec.gov and at our website www.appliednanotech.net under “Investor Information - SEC Filings.”

APNT and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed merger of APNT and Nanofilm. Information regarding our directors and executive officers is available in our Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on February 25, 2014, and the proxy statement and other relevant materials to be filed with the SEC in connection with these matters. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Contact Information:

Lynn Lilly

Director of Communication

Nanofilm, Ltd.

llilly@nanofilmtechnology.com

(216) 447 – 1199 ext. 119